Exhibit 4.1

Execution Version

EIGHTH SUPPLEMENTAL INDENTURE

EIGHTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 23, 2026, among Taylor Morrison Communities, Inc., a Delaware corporation (the “Issuer”) and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the guarantors party thereto (the “Guarantors”) have heretofore executed and delivered to the Trustee an indenture (as heretofore supplemented, the “Indenture”), dated as of August 1, 2019, providing for the issuance of 5.75% Senior Notes due 2028 (the “Notes”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuer and the Trustee may, with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes (the “Majority Holders”), amend the Indenture for the amendments provided for in Article II of this Supplemental Indenture (the “Amendments”);

WHEREAS, the Issuer has solicited consents of Holders of the Notes to the Amendments, upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated July 16, 2026 (the “Consent Solicitation Statement”);

WHEREAS, (i) the Issuer has received the consent of the Majority Holders to the Amendments, reasonably satisfactory evidence of which has been delivered to the Trustee; (ii) the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Officer’s Certificate and Opinion of Counsel as contemplated by Section 7.02(b), Section 9.02, Section 9.06, Section 12.04 and Section 12.05 of the Indenture; and (iii) the Issuer has satisfied all other conditions required under Article 9 of the Indenture to enable the Issuer and the Trustee to enter into this Supplemental Indenture; and

WHEREAS, pursuant to Sections 9.02 and 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture to amend and supplement the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I.

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01 For purposes of this Supplemental Indenture, the terms defined in the recitals shall have the meanings therein specified; any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Indenture; and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture.

SECTION 1.02 Any definitions used exclusively in the provisions of the Indenture or the Notes that are deleted pursuant to the Amendments to the Indenture as set forth in this Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all textual references in the Indenture and the Notes exclusively relating to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this Supplemental Indenture are hereby deleted in their entirety. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II.

AMENDMENTS TO THE INDENTURE

SECTION 2.01 Section 4.03 of the Indenture is hereby amended and restated in its entirety as follows:

“Section 4.03 Reports.

(a) So long as any Notes are outstanding, the Issuer shall distribute, as provided in this Section 4.03, the following information:

(1) within 90 days after the end of each fiscal year (or such later time period specified in the SEC’s rules and regulations for large accelerated filers, including any extension as would be permitted by Rule 12b-25 under the Exchange Act or any special order of the SEC), annual consolidated reports of Holdings and its Subsidiaries containing substantially all of the information that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if Holdings had been a reporting company under the Exchange Act, including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (B) audited financial statements prepared in accordance with Applicable Accounting Standards, but, without limiting the generality of the foregoing, such reports will not be required to contain information required by Items 1B, 4, 5, 6, 9A, 10, 11, 12 or 14 of Form 10-K;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such later time period specified in the SEC’s rules and regulations for large accelerated filers, including any extension as would be permitted by Rule 12b-25 under the Exchange Act or any special order of the SEC), quarterly consolidated reports of Holdings and its Subsidiaries containing substantially all of the information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if Holdings had been a reporting company under the Exchange Act, including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (B) unaudited quarterly financial statements prepared in accordance with Applicable Accounting Standards but, without limiting the generality of the foregoing, such reports will not be required to contain information required by Item 4 of Part I or Items 1B, 2 or 4 of Part II of Form 10-Q; and

(3) within five Business Days after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act if Holdings had been a reporting company under the Exchange Act, current reports containing substantially all of the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if Holdings had been a reporting company under the Exchange Act; provided, however, that (A) no such current report will be required to be furnished if Holdings determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole and (B) such reports will not be required to contain information required by Items 2.02, 3.01, 3.02 or 3.03 of Form 8-K or Items 5.02(c), (d) or (e) of Form 8-K;

provided, however, that all of the foregoing reports (A) will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e)(l)(ii) of Regulation S-K promulgated by the SEC (with respect to any non-GAAP financial measures contained therein), (B) will not be required to contain the separate financial or non-financial information and disclosures for Guarantors and non-guarantor subsidiaries contemplated by Rule 3-10 and Article 13 of Regulation S-X promulgated by the SEC and (C) will not be required to contain information required by Item 601 of Regulation S-K.

(b) References under this Section 4.03 to the laws, rules, forms, items, articles and sections shall be to such laws, rules, forms, items, articles and sections as they exist on the Issue Date, without giving effect to amendments thereto that may take effect after the Issue Date.

(c) In addition, the Issuer agrees that, for so long as any Notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the foregoing provisions of this Section 4.03, it will furnish to the Holders of the Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d) Any subsequent restatement of financial statements shall have no retroactive effect for purposes of calculations previously made pursuant to the covenants contained in this Indenture.

(e) The Issuer shall (1) distribute the information and reports described in Section 4.03(a) (the “Financial Reports”) electronically to the Trustee and (2) make the Financial Reports available to any Holder or beneficial owner of Notes, any prospective investor, any security analyst and any market maker affiliated with any Initial Purchaser by posting the Financial Reports on Intralinks or any comparable password protected online data system; provided that the Issuer shall not be required to make available any password or other login information to any person other than any such Holder, beneficial owner, prospective investor, security analyst or market maker that establishes its identity as such to the reasonable satisfaction of the Issuer. The Trustee will have no responsibility whatsoever to determine if such posting or filing (or any other filing referenced below) has occurred.

(f) If at any time the Notes are guaranteed by a direct or indirect parent of Holdings, and such company has furnished the Financial Reports described herein with respect to such company as required by this Section 4.03 as if such company were Holdings (including any financial information required hereby), Holdings and the Issuer shall be deemed to be in compliance with the provisions of this Section 4.03. Any information filed with, or furnished to, the SEC within the time periods specified in this Section 4.03 shall be deemed to have been made available and distributed to the Trustee as required by this Section 4.03, and to the extent such filings comply with the rules and regulations of the SEC regarding such filings, they will be deemed to comply with the requirements of this Section 4.03. If Holdings or a direct or indirect parent of Holdings files with or furnishes to the SEC (a) an Annual Report on Form 10-K with respect to a fiscal year that complies in all material respects with the rules and regulations of the SEC regarding such filing, then such filing shall be deemed to satisfy the requirements of Section 4.03(a)(1) with respect to the relevant fiscal year; (b) a quarterly report on Form 10-Q with respect to a fiscal quarter that complies in all material respects with the rules and regulations of the SEC regarding such filing, then such filing shall be deemed to satisfy the requirements of Section 4.03(a)(2) with respect to the relevant fiscal quarter; and (c) a current report on Form 8-K with respect to any of the events described Section 4.03(a)(3) that complies in all material respects with the rules and regulations of the SEC regarding such filing, then such filing shall be deemed to satisfy the requirements of Section 4.03(a)(3) with respect to such event (each of (a), (b) and (c), “Substitute Reports”); provided, in each case of clause (a) through (c), that such filings include such disclosure (as determined by the Issuer) as is reasonably necessary to describe any material differences between the consolidated financial information of such direct or indirect parent and the consolidated financial information of Holdings, which may be in a summary format or other manner determined by the Issuer to be sufficient to convey such material differences. The subsequent filing or making available of any materials required by this Section 4.03 shall be deemed automatically to cure any Default or Event of Default resulting from the failure to file or make available such materials within the required time frame. The Trustee shall have no obligation whatsoever to determine whether or not such filings referred to in this Section 4.03 have been made.

(g) Notwithstanding any other provision of this Section 4.03, at any time that Berkshire Hathaway Inc. (“Berkshire”) is a Guarantor and so long as any Notes are outstanding, the Issuer covenants to deliver to the Trustee, within 15 days after the Issuer is required to file the same with the SEC, copies of the annual reports and of the information, documents, and other reports to the extent that the Issuer is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the TIA; provided, further, that the filing of such reports specified in Section 13 or 15(d) of the Exchange Act by Berkshire shall satisfy the requirements of this Section 4.03; provided, further, that the reports of Berkshire shall not be required to include condensed consolidating financial information for Holdings or the Issuer in a footnote to the financial statements of such entity or otherwise. Any reports, information and documents filed with or furnished to the SEC via the EDGAR system will be deemed to be delivered to the Trustee as of the time of such filing via EDGAR for purposes of this Section 4.03.

Any subsequent restatement of financial statements shall have no retroactive effect for purposes of calculations previously made pursuant to the covenants contained in this Indenture. The subsequent filing or making available of any materials required by this Section 4.03 shall be deemed automatically to cure any Default or Event of Default resulting from the failure to file or make available such materials within the required time frame. The Trustee shall have no obligation whatsoever to determine whether or not such filings referred to in this Section 4.03 have been made.

For the avoidance of doubt, if the Issuer complies with the provisions of this clause (g) it shall not be required to comply with any other provision of this Section 4.03.”

SECTION 2.02 Section 5.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Section 5.01 Merger, Consolidation, or Sale of Assets.

(a) None of Holdings, the Restricted Parent nor the Issuer shall, directly or indirectly: (i) consolidate or merge with or into another Person (whether or not it is the surviving corporation); or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Restricted Parent and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1) in the case of a consolidation or merger of, or a sale, assignment, transfer, conveyance or other disposition by, the Issuer or the Restricted Parent, the Person formed by or surviving any such consolidation or merger (if other than the Issuer or the Restricted Parent) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation or other Person, organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if any successor Issuer is not a corporation, then a Person that is a corporation shall become a co-issuer or co-obligor of the Notes and the Issuer’s obligations under this Indenture;

(2) the Person formed by or surviving any such consolidation or merger (if other than Holdings, the Restricted Parent or the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Holdings, the Restricted Parent and/or the Issuer, as applicable, under the Notes or the Note Guarantees, as applicable, and this Indenture pursuant to agreements reasonably satisfactory to the Trustee; and

(3) immediately after such transaction, no Default or Event of Default exists.

In addition, the Restricted Parent shall not, and shall not permit its Restricted Subsidiaries to, directly or indirectly, lease all or substantially all of the properties and assets of the Restricted Parent and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.

(b) The provisions of Section 5.01(a) shall not apply to:

(1) a merger of Holdings, the Restricted Parent or the Issuer with an Affiliate solely for the purpose of reincorporating Holdings, the Restricted Parent or the Issuer in another jurisdiction; provided that in the case of the Issuer and the Restricted Parent such other jurisdiction is any state of the United States or the District of Columbia;

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Restricted Parent and its Restricted Subsidiaries; or

(3) any sale or other transfer of assets pursuant to a Designated Asset Sale or that constitute Excess Designated Proceeds.

(c) In the event that any entity that is the direct or indirect parent of Holdings is an obligor or guarantor on the Notes (such entity, “New Parent”), then the specific references to the phrase “Restricted Parent and its Restricted Subsidiaries” in this Section 5.01 shall be replaced with the phrase “New Parent and its Subsidiaries.”

ARTICLE III.

EFFECTIVENESS

SECTION 3.01

(a) This Supplemental Indenture shall be effective on the date hereof. The Amendments shall become operative upon the satisfaction of the following conditions (the “Supplemental Indenture Operative Date”):

(i) The consummation of the Merger (as defined in the Consent Solicitation Statement); and

(ii) the Issuer delivers to the Trustee written confirmation (which may be by electronic mail) of the payment by the Issuer of the Consent Fee (as defined in the Consent Solicitation Statement) in accordance with the terms and conditions of the Consent Solicitation Statement.

(b) Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the Supplemental Indenture Operative Date, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

ARTICLE IV.

MISCELLANEOUS

SECTION 4.01 The Amendments to the Indenture set forth in this Supplemental Indenture shall also apply to the Notes, including, without limitation, provisions of the Notes as set forth in the Exhibits to the Indenture.

SECTION 4.02 The terms and conditions of this Supplemental Indenture shall be deemed to be incorporated in and made a part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read, taken and construed together as though they constitute one and the same instrument, except that in the case of conflict, the provisions of this Supplemental Indenture will control.

SECTION 4.03 All covenants and agreements in this Supplemental Indenture by the Issuer and the Trustee shall bind their respective successors and assigns, whether so expressed or not.

SECTION 4.04 In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.05 Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

SECTION 4.06 NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 4.07 The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original (including copies transmitted via facsimile or electronic mail), but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any electronic signature or faxed, scanned, or photocopied manual signature of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.

SECTION 4.08 The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 4.09 The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ISSUER:

TAYLOR MORRISON COMMUNITIES, INC.

By:	/s/ Todd Merrill
Name: S. Todd Merrill
Title: Executive Vice President, Chief Legal Officer and Secretary

[Signature Page to 2028 Notes – Eighth Supplemental Indenture]

TRUSTEE:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Quinton M. DePompolo
Name: Quinton M. DePompolo
Title: Vice President

[Signature Page to 2028 Notes – Eighth Supplemental Indenture]